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                                                               Exhibit 10.18

                         2005 OFFICER BONUS PROGRAM
                                  UNDER THE
                      ANHEUSER-BUSCH OFFICER BONUS PLAN

         The Compensation Committee (the "Committee") of the Board of Directors of Anheuser-Busch Companies, Inc. (the "Company") hereby establishes the 2005 Officer Bonus Program (the "Program") in accordance with the Anheuser-Busch Officer Bonus Plan (the "Plan"), the terms of which are incorporated herein by reference, as follows:

         Section 1. PERFORMANCE PERIOD. The calendar year 2005 ("2005") shall constitute the Performance Period for the purpose of determining Bonuses payable to Participants in the Program.

         Section 2. PARTICIPANTS AND DESIGNATED COVERED EMPLOYEES. The officers of the Company listed on Schedule A attached hereto are hereby designated as Participants in the Program. The first eight Participants listed on Schedule A ("Designated Covered Employees") are those the Committee believes may be or become covered employees as that term is defined by Section 162(m) of the Code ("Covered Employees").

         Section 3. PERFORMANCE GOAL. The performance goal for 2005 (the "Performance Goal") shall be met if Pretax Income for 2005 equals or exceeds XX percent of Pretax Income for 2004. No Bonus shall be paid to Designated Covered Employees under the Program if the Performance Goal is not satisfied. For purposes of this Program, "Pretax Income" shall be deemed to mean the amount of the Company's consolidated earnings before income taxes, adjusted as follows:

         (a) increased or decreased to eliminate the effect of any adjustment made in calculating consolidated earnings before income taxes to reflect gain or loss on the sale of any unit reported as a separate line-item, any separately stated unusual items within the meaning of Generally Accepted Accounting Principles ("GAAP"), and/or any accounting principle change required or allowed by GAAP that is not retroactively applied to prior years. (If the accounting change is retroactively applied to the prior year, there is no adjustment for the accounting change.);

         (b) increased by the amount of bonus expense, whether or not under the Program, which is reflected in the Company's consolidated earnings before income taxes;

         (c) increased for the impact on pretax income of interest expense attributable to the Company's ownership in Grupo Modelo, S.A. de C.V. and Compania Cervecerias Unidas, S.A.; and

         (d) increased for the impact on pretax income of interest expense attributable to the Company's equity ownership in any additional company acquired in


                  2005 and accounted for under the equity method of accounting under GAAP.

         Section 4. BONUS POOL. The aggregate amount of Bonuses which may be paid to Participants in the Program shall equal .638% of Pretax Earnings for 2005 (the "Bonus Pool").

         Section 5. BONUS FORMULA. The percentage of the Bonus Pool that each Designated Covered Employee shall receive under the Program and the percentage of the Bonus Pool that the remaining Participants shall receive under the Program (the "Bonus Formula") shall be as set forth on Schedule A attached hereto, subject to the Committee's exercise of Committee Discretion as defined in Section 6 below.

         Section 6. COMMITTEE DISCRETION. The Committee shall have the discretion to establish the amount of any Bonus payable to any Participant other than a Designated Covered Employee, except that the total amount of Bonuses paid under the Program may not exceed the Bonus Pool established in
Section 4; the Committee may reduce but may not increase the amount of any Bonuses payable to Designated Covered Employees to reflect individual performance and/or unanticipated factors (in either case, "Committee Discretion").

         Section 7. DESIGNATED COVERED EMPLOYEE MAXIMUM. Notwithstanding satisfaction of the Performance Goal, no Designated Covered Employee may receive a Bonus under the Program which exceeds the lesser of (i) $6 million or (ii) the per-covered employee limit in effect under Section 7 of the Plan on the date of payment.

         Section 8. PAYMENT OF BONUSES. After the end of 2005, the Committee shall certify in writing whether the Performance Goal has been satisfied and the amount of the Bonus payable to each Designated Covered Employee for 2005, if any. All or part of the Bonuses payable to Participants who are not Designated Covered Employees may be paid prior to the end of 2005 on an estimated basis, subject to adjustment in the discretion of the Committee. All or part of the Bonuses payable to Designated Covered Employees may be paid prior to the end of 2005 only if such payment will not result in Bonuses paid to Covered Employees failing to constitute qualified performance-based compensation under Section 162(m) of the Code (e.g., if regulations or rulings allow earlier payment on an estimated basis subject to adjustment). Subject to the foregoing, the timing of payment of Bonuses to all Participants shall be within the sole discretion of the Committee. The Company shall withhold from any Bonuses all taxes required to be withheld by any federal, state or local government.

         Section 9. LIMITATION ON RESTRICTIONS. Notwithstanding anything to the contrary herein, in the event a Designated Covered Employee is determined at the end of the Performance Period not to be a Covered Employee, and to the extent application of this Section 9 does not cause such Designated Covered Employee to be a Covered Employee,



         (a) such Designated Covered Employee may receive a Bonus notwithstanding failure to satisfy the Performance Goal, and

         (b) Committee Discretion may be exercised to increase the amount of such Designated Covered Employee's Bonus above the amount which would be paid pursuant to the Bonus Formula.

         Section 10. TERMINATION OF EMPLOYMENT. No Bonus shall be paid under the Program to any Participant who is not an employee of the Company as of the last day of 2005, except that the Committee shall have the discretion to pay a Bonus to any Participant whose employment terminates by reason of death, disability, retirement, resignation or in other circumstances in which payment of a Bonus would be in furtherance of the best interests of the Company.

         Section 11. CHANGE IN CONTROL. Upon a Change in Control (as that term is defined in the Plan from time to time) notwithstanding anything else to the contrary herein:

         (a) if the Change in Control takes place after 2005, all Bonuses for 2005 shall be immediately payable in cash,

         (b) if the Change in Control takes place during 2005, (i) the Performance Goal shall be deemed to have been met if Pretax Income through the end of the month preceding the month in which the Change in Control occurs ("Prechange Pretax Income") equals or exceeds eighty-five percent of Pretax Income for the comparable period in 2004, (ii) the Change in Control Bonus Formula (as defined below) shall be applied to Prechange Pretax Income, (iii) all Bonuses so calculated shall be immediately payable in cash, and
                  (iv) unless expressly terminated, this Program shall continue in effect throughout the remainder of 2005 with the amount of any Bonuses payable at the end of 2005 reduced by the amount of any Bonuses paid upon the Change in Control,

         (c) the Committee shall not have the ability to exercise Committee Discretion to reduce the amount payable to any Participant below the formula amount, and

         (d) the provisions of this Section 11 may not be amended in any manner without the written consent of all Participants.


For purposes of determining the amounts of Bonuses payable to Participants under Sections 11 (a) and (b) above, (i) each Participant who was a participant in the 2004 Officer Bonus Program under the Anheuser-Busch Officer Bonus Plan shall be entitled to receive a share of the Bonus Pool which is equivalent to that Participant's share of all bonuses actually paid under the 2004 Program, (ii) each Participant who did not participate in the 2004 Program shall be entitled to receive a share of the Bonus Pool which is equivalent to the share of all bonuses actually paid under the 2004 Program paid to the individual (or the average paid to individuals) in the most closely comparable position to that of such Participant (based on salary level), (iii) the shares so computed shall be adjusted on a pro rata basis so that the amount of Bonuses payable under this Section 11 shall equal 100% of the applicable Bonus Pool (the "Change in Control Bonus Formula"). If any Participant is employed by the Company for less than the entire period with respect to which Bonuses under this Section 11 are calculated, such Participant shall only be entitled to receive a Bonus in an amount calculated as set forth above times the number of days such Participant was employed by the Company in such period divided by the total number of days in such period. If by reason of this Section 11 an excise or other special tax ("Excise Tax") is imposed on any payment under the Plan (a "Required Payment"), the amount of each Required Payment shall be increased by an amount which, after payment of income taxes, payroll taxes and Excise Tax thereon, will equal such Excise Tax on the Required Payment, except that the total amount paid to any Designated Covered Employee shall not exceed the maximum set forth in Section 7 unless exceeding such maximum, or a provision allowing bonuses to exceed such maximum, would not jeopardize qualification of all Bonuses under the Program to Covered Employees as qualified performance-based compensation under Section 162(m) of the Code.

         Section 12. INTERPRETATION. It is intended that the Program shall in all respects be subject to and governed by the provisions of the Plan and, except to the extent Bonuses are paid on an accelerated basis pursuant to a Change in Control as defined in the Plan, that all Bonuses paid to Covered Employees shall constitute qualified performance-based compensation under Section 162(m) of the Code. The terms of this Program shall in all respects be so interpreted and construed as to be consistent with this intention.

         Section 13. ADJUSTMENTS. If any of the following events occurs during the Performance Period:

         (a) any reorganization, merger, consolidation or other corporate change having a similar effect, to the extent it is tax-free for federal income tax purposes,

         (b) any spin-off or other corporate change having a similar effect,


         (c) any contribution of operating assets previously accounted for by the consolidation method of accounting to an entity that is accounted for by the equity or cost methods of accounting, or

         (d) any distribution to stockholders generally other than a normal dividend and such event affects Pretax Income and has an impact on the achievement of the Performance Goal or a material impact on the size of the Bonus Pool (herein "Corporate Change"):

         (x) for purposes of determining whether the Performance Goal has been met, 2004 Pretax Income shall be deemed to equal
                  (i) actual Pretax Income for 2004 times a ratio the numerator of which is the number of days in the Performance Period prior to the Corporate Change and the denominator of which is 365, plus (ii) restated or pro-forma Pretax Income for 2004 times a ratio the numerator of which is the number of days in the Performance Period beginning with the date of the Corporate Change and the denominator of which is 365;

         (y) the size of the Bonus Pool shall be equal to (i) actual Pretax Income for the portion of the Performance Period ending the day before the Corporate Change occurs times the Bonus Pool percentage set forth in Section 4 (.638%), plus (ii) actual Pretax Income for the portion of the Performance Period beginning the day of the Corporate Change times that percentage which if multiplied by restated or pro-forma Pretax Income for 2004 would equal .638% of actual Pretax Income for 2004.

         Section 14. AMENDMENTS. The Committee may amend this Program unilaterally if the Committee determines that amendment is necessary to assure that Bonuses paid to Covered Employees under this Program constitute qualified performance-based compensation under Section 162(m) of the Code. The Committee also may amend this Program unilaterally in any way if the Committee determines that such amendment (i) is not contrary to the terms of the Plan, (ii) does not require shareholder approval, and (iii) would not jeopardize qualification of Bonuses to Covered Employees under the Program as performance-based compensation under Section 162(m) of the Code.

         Section 15. NO RIGHT TO EMPLOYMENT. Nothing in this Program or the Plan shall confer upon any Participant any right or expectation to continue in the employ of his or her employer or the Company, or to interfere in any manner with the absolute right of the employer or the Company to change or terminate the Participant's employment at any time for any reason.